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                                  EXHIBIT 11.1

                           TRIDENT MICROSYSTEMS, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                (IN THOUSANDS EXCEPT PER SHARE AMOUNT, UNAUDITED)

                                                        THREE MONTHS ENDED        NINE MONTHS ENDED
                                                              MARCH 31,               MARCH 31,
                                                              ---------               ---------
                                                          1996         1995       1996         1995
                                                          ----         ----       ----         ----

Net income                                               $ 5,581     $ 3,414     $15,242     $ 5,416
                                                         -------     -------     -------     -------

Weighted average outstanding common stock                 12,448      11,685      12,159      11,645

Weighted average incremental common equivalents
           from dilutive stock options                       922       1,449       1,265       1,350
                                                         -------     -------     -------     -------

Weighted average common and common equivalent shares      13,370      13,134      13,424      12,995
                                                         -------     -------     -------     -------

Net income per share                                     $  0.42     $  0.26     $  1.14     $  0.42
                                                         =======     =======     =======     =======








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